Exhibit 10.1

International Rectifier Corporation

Deferred Compensation Plan

Master Plan Document

Effective July 5, 2004

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

ARTICLE 2	SELECTION, ENROLLMENT, ELIGIBILITY

2.1	Selection by Committee
2.2	Enrollment and Eligibility Requirements; Commencement of Participation
2.3	Termination of a Participant’s Eligibility

ARTICLE 3	DEFERRAL COMMITMENTS, COMPANY CONTRIBUTION AMOUNTS, VESTING, CREDITING, TAXES

3.1	Minimum Deferrals
3.2	Maximum Deferral
3.3	Election to Defer; Effect of Election Form
3.4	Withholding and Crediting of Annual Deferral Amounts
3.5	Company Contribution Amount
3.6	Crediting of Amounts after Benefit Distribution
3.7	Vesting
3.8	Crediting/Debiting of Account Balances
3.9	FICA and Other Taxes

ARTICLE 4	SCHEDULED DISTRIBUTION, UNFORESEEABLE FINANCIAL EMERGENCIES

4.1	Scheduled Distribution
4.2	Other Benefits Take Precedence Over Scheduled Distributions
4.3	Withdrawal Payout/Suspensions for Unforeseeable Financial Emergencies

ARTICLE 5	CHANGE IN CONTROL TERMINATION BENEFIT

5.1	Change in Control Termination Benefit
5.2	Payment of Change in Control Termination Benefit

ARTICLE 6	RETIREMENT BENEFIT

6.1	Retirement Benefit
6.2	Payment of Retirement Benefit

ARTICLE 7	TERMINATION BENEFIT

7.1	Termination Benefit
7.2	Payment of Termination Benefit

ARTICLE 8	SHORT-TERM DISABILITY WAIVER, DISABILITY BENEFIT

8.1	Short-Term Disability Waiver
8.2	Disability Benefit

ARTICLE 9	DEATH BENEFIT

9.1	Death Benefit
9.2	Payment of Death Benefit

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ARTICLE 10	BENEFICIARIES

10.1	Beneficiary
10.2	Beneficiary Designation; Change; Spousal Consent
10.3	Acknowledgment
10.4	No Beneficiary Designation
10.5	Doubt as to Beneficiary
10.6	Discharge of Obligations

ARTICLE 11	LEAVE OF ABSENCE

11.1	Paid Leave of Absence
11.2	Unpaid Leave of Absence

ARTICLE 12	TERMINATION OF THE PLAN, AMENDMENT OR MODIFICATION

12.1	Termination of this Plan
12.2	Amendment
12.3	Plan Agreement
12.4	Effect of Payment

ARTICLE 13	ADMINISTRATION

13.1	Committee Duties
13.2	Committee Authority
13.3	Agents
13.4	Binding Effect of Decisions
13.5	Indemnity of Committee
13.6	Employer Information
13.7	Statements

ARTICLE 14	OTHER BENEFITS AND AGREEMENTS

14.1	Coordination with Other Benefits

ARTICLE 15	CLAIMS PROCEDURES

15.1	Presentation of Claim
15.2	Notification of Decision
15.3	Review of a Denied Claim
15.4	Decision on Review
15.5	Pre and Post-Change in Control Procedures
15.6	Arbitration of Claims

ARTICLE 16	TRUST

16.1	Establishment of the Trust
16.2	Interrelationship of this Plan and the Trust
16.3	Distributions From the Trust

ARTICLE 17	MISCELLANEOUS

17.1	Status of Plan
17.2	Unsecured General Creditor

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17.3	Employer’s Liability
17.4	Nonassignability
17.5	Not a Contract of Employment
17.6	Furnishing Information
17.7	Terms
17.8	Captions
17.9	Governing Law
17.10	Notice
17.11	Successors
17.12	Spouse’s Interest
17.13	Validity
17.14	Incompetent
17.15	Court Order
17.16	Deduction Limitation on Benefit Payments
17.17	Insurance
17.18	Additional Special Rules Regarding Deferred Payment
17.19	Construction Consistent With Applicable Tax Rules

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INTERNATIONAL RECTIFIER CORPORATION

DEFERRED COMPENSATION PLAN

Effective July 5, 2004

Purpose

The purpose of this Plan is to provide specified benefits to Directors and a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of International Rectifier Corporation, a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan.  This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
DEFINITIONS

For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1                                 “Account Balance” shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of (i) the Participant’s Deferral Account balance and (ii) the Participant’s Company Contribution Account balance.  The Committee may establish such other subaccounts as are advisable in the administration of this Plan.  The Account Balance, and each other specified account balance, shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant, or his or her Beneficiary, pursuant to this Plan.

1.2                                 “Annual Deferral Amount” as to a Participant shall mean that portion of the Participant’s Base Salary, Bonus and Director Fees that the Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year.  In the event of a Participant’s Retirement, Disability, death or Termination of Employment prior to the end of a Plan Year, the Participant’s Annual Deferral Amount for that Plan Year shall be the actual amount withheld prior to such event.

1.3                                 “Annual Installment Method” shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows:  (i) for the first annual installment, the Participant’s vested Account Balance shall be calculated as of the close of business on or around the last Valuation Date that occurs prior to the commencement of the Participant’s Plan benefits, and (ii) for remaining annual installments, the Participant’s remaining vested Account Balance (which shall continue to be adjusted pursuant to Section 3.8 over the period that installment payments are made) shall be calculated as of the close of business on or around the Valuation Date that occurs on or about the next anniversary of the first annual installment payment to the Participant or on or around the first day of each Plan Year following the Plan Year in which the Participant Retires or experiences a Change in Control Termination, whichever payment timing is selected by the Committee in its sole discretion in the circumstances.  Each annual installment shall be calculated by multiplying the applicable balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due the Participant.  By way of example, if the Participant elects a ten (10) year Annual Installment Method for the Retirement Benefit, the first payment shall be 1/10 of the vested Account Balance, calculated as described in this definition.  The following year, the payment shall be 1/9 of the vested Account Balance, calculated as described in this definition.

1.4                                 “Base Salary” with respect to a Participant shall mean the Participant’s annual cash compensation relating to services performed for an Employer during the applicable Plan Year, excluding distributions from nonqualified deferred compensation plans, bonuses (including, without limitation, Bonuses), commissions, overtime, fringe benefits, stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units,  other incentive payments (whether or not related to stock), non-monetary awards, relocation expenses, director fees (including, without limitation, Director Fees) and other fees, severance pay, and automobile and other allowances paid to a Participant.  Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that, had there been no such plan, the amount would have been payable in cash to the Employee and otherwise would have been included in the Participant’s Base Salary for the relevant year.

1.5                                 “Beneficiary” as to a Participant shall mean one or more persons, trusts, estates or other entities that are entitled, in accordance with Article 10, to receive the Participant’s benefits under this Plan upon the death of the Participant.

1.6                                 “Beneficiary Designation Form” shall mean the form established from time to time by the Committee that a Participant must complete, sign and return to the Committee in order to designate one or more Beneficiaries in accordance with Article 10.

1.7                                 “Board” shall mean the board of directors of the Company.

1.8                                 “Bonus” with respect to a Participant shall mean any cash compensation, in addition to Base Salary, earned by the Participant for services rendered for an Employer during the applicable Plan Year, payable to the Participant under any Employer’s annual, semi-annual or quarterly bonus plans and/or short or long-term incentive plans.

1.9                                 “Change in Control” shall mean the occurrence of any of the following:

(a)                                  Approval by the stockholders of the Company of the dissolution or liquidation of the Company, except to the extent the dissolution is in connection with a transaction which would not constitute a Change in Control under Section 1.10(b).

(b)                                 A merger, consolidatation or other reorganization of the Company, with or into, or a sale or transfer of all or substantially all of the Company’s business and/or assets as an entirety to one or more entities that are not Subsidiaries, as a result of which 50% or less of the outstanding voting securities of the surviving or resulting entities immediately after the reorganization are, or are to be, owned by former stockholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company’s securities from the record date for such approval until such reorganization, but including in such determination any securities of the other parties to such reorganization held by such affiliates of the Company).

(c)                                  Any “person,” alone or with “affiliates” and “associates” of such person, without the prior approval of the Board, becomes the “beneficial owner” of more than 50% of the outstanding voting securities of the Company (the terms “person,” “affiliates,” “associates” and “beneficial owner” are used as such terms are used in the United States Securities and Exchange Act of 1934 and the General Rules and Regulations thereunder, as each may be amended from time to time); provided, however, that a Change in Control shall not be deemed to have occurred if such “person” is (A) the Company, (B) any Subsidiary, (C) any employee benefit plan or employee stock plan of the Company, or any trust or other entity organized, established or holding shares of such voting securities by, for, or pursuant to the terms of any such plan, or (D) any member of or entity or group affiliated with the Lidow family; or

(d)                                 Individuals who at the beginning of any period of two consecutive calendar years constitute a majority of the Board cease for any reason, during such period, to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new Board member was approved by a vote of at least two-thirds of the Board members then still in office who were Board members at the beginning of such period.

1.10                           “Change in Control Termination” shall mean the termination of a Participant’s employment with the Company and all other Employers (and, in the case of a Participant who is a Director, the termination of the Participant’s membership on the Board) for any reason, other than a termination due to the Participant’s death or Disability and other than an authorized leave of absence, that occurs upon or during the two (2) year period following the occurrence of a Change in Control.  If a Participant is both an Employee and a Director, a Change in Control Termination shall not occur unless and until the Participant is no longer an Employee and is no longer a Director.

1.11                           “Change in Control Termination Benefit” shall mean the benefit set forth in Article 5.

1.12                           “Claimant” shall have the meaning set forth in Section 15.1.

1.13                           “Code” shall mean the United States Internal Revenue Code of 1986, as it may be amended from time to time.

1.14                           “Committee” shall mean the committee described in Article 13.

1.15                           “Company” shall mean International Rectifier Corporation, a Delaware corporation, and any successor to all or substantially all of the Company’s assets or business.

1.16                           “Company Contribution Account” as to a Participant shall mean (i) the sum of the Participant’s Company Contribution Amounts, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number) to the Participant’s Company Contribution Account in accordance with this Plan, less (iii) all distributions made to, and withdrawals by, the Participant or his or her Beneficiary pursuant to this Plan that relate to the Participant’s Company Contribution Account.

1.17                           “Company Contribution Amount” as to a Participant shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5 with respect to that Participant.

1.18                           “Death Benefit” shall mean the benefit set forth in Article 9.

1.19                           “Deduction Limitation” shall mean the limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan, as set forth in Section 17.16.

1.20                           “Deferral Account” as to a Participant shall mean (i) the sum of all of the Participant’s Annual Deferral Amounts, plus (ii) amounts credited (net of amounts debited, which may result in an aggregate negative number) to the Participant’s Deferral Account in accordance with this Plan, less (iii) all distributions made to, and withdrawals by, the Participant or his or her Beneficiary pursuant to this Plan that relate to his or her Deferral Account.

1.21                           “Director” shall mean any member of the Board.

1.22                           “Director Fees” with respect to a Director shall mean the annual cash fees paid to the Director from the Company, including cash retainer fees and cash meetings fees, as compensation for serving on the Board for the applicable Plan Year.

1.23                           “Disability” or “Disabled” shall mean that a Participant is disabled in accordance with the requirements of Section 223(d) of the United States Social Security Act, as it may be amended from time to time.

1.24                           “Disability Benefit” shall mean the benefit set forth in Article 8.

1.25                           “Election Form” shall mean the form established from time to time by the Committee that a Participant must complete, sign and return to the Committee in order to make an election under this Plan.

1.26                           “Employee” shall mean a person who is an employee of any Employer.

1.27                           “Employer(s)” shall mean the Company and/or any of its Subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in this Plan and have adopted this Plan as a sponsor (or, as the context may require, the Company or other Employer that actually employs the Participant in question).

1.28                           “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.29                           “First Plan Year” shall mean the period beginning July 5, 2004 and ending December 31, 2004.

1.30                           “Participant” shall mean any Employee or Director (i) in the case of an Employee, who is selected to participate in this Plan, (ii) who elects to participate in this Plan, and (iii) who signs, completes and submits to the Company an executed Plan Agreement, Election Form and Beneficiary Designation Form, which are accepted by the Committee.  (The term “Participant” includes, to the extent required by the context, any current or former Employee or Director with a remaining Account Balance under this Plan, regardless of whether he or she is eligible to defer additional compensation under this Plan.)

1.31                           “Plan” shall mean the International Rectifier Corporation Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.32                           “Plan Agreement” shall mean a written agreement, as it may be amended from time to time, which is entered into by and between an Employer and a Participant.  Each Plan Agreement executed by a Participant and the Participant’s Employer shall provide for the entire benefit to which such Participant is entitled under this Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement.  The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in this Plan or limit the benefits otherwise provided under this Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.33                           “Plan Year” shall, except for the First Plan Year, mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.34                           “Retirement”, “Retire(s)” or “Retired” shall mean, with respect to an Employee, severance from employment from all Employers for any reason other than a leave of absence, the Participant’s death or Disability, or a Change in Control Termination, that occurs on or after the date on which the sum of the Employee’s age and full Years of Service equals at least sixty (60); and shall mean with respect to a Director, severance of his or her membership on the Board.  If a Participant is both an Employee and a Director, Retirement shall not occur until he or she Retires as both an Employee and a Director.

1.35                           “Retirement Benefit” shall mean the benefit set forth in Article 6.

1.36                           “Scheduled Distribution” shall mean the distribution set forth in Section 4.1.

1.37                           “Short-Term Disability” shall mean a determination that a Participant is disabled made by the carrier of any individual or group short-term disability insurance policy, sponsored by the Participant’s Employer.  Upon request by the Employer, the Participant must submit proof of the carrier’s determination.

1.38                           “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

1.39                           “Termination Benefit” shall mean the benefit set forth in Article 7.

1.40                           “Termination of Employment” shall mean the severing of employment with all Employers, whether such termination is voluntarily or involuntarily, and for any reason other than a termination due to the Participant’s Retirement, Disability, death, a Change in Control Termination or an authorized leave of absence.  If a Participant is both an Employee and a Director, a Termination of Employment shall not occur unless and until the Participant is no longer an Employee and is no longer a Director.

1.41                           “Trust” shall mean one or more trusts established by the Company in accordance with Article 16.

1.42                           “Unforeseeable Financial Emergency” as to a Participant shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined by the Committee in its sole discretion.

1.43                           “Valuation Date” shall mean a date selected by the Committee in its sole discretion for the adjustment of Account Balances pursuant to Section 3.8, provided that a Valuation Date shall occur not less frequently than quarterly.

1.44                           “Years of Service” shall mean the total number of whole years in which a Participant has been employed by one or more Employers.  A Participant’s whole years of employment for this purpose shall be determined by dividing (i) the total number of calendar days that the Participant was employed by one or more Employers (with employment by multiple Employers on any single calendar day counted only as one day of employment), by (ii) 365; with any fractional year of service rounded down to the next whole number.  If a Participant incurs a severance from employment and is later re-employed, all days of employment (including pre- and post-break in employment service) with one or more Employers will be aggregated for this purpose.

ARTICLE 2
SELECTION, ENROLLMENT, ELIGIBILITY

2.1                                 Selection by Committee.  Participation in this Plan shall be limited to Directors and, as determined by the Committee in its sole discretion, a select group of management and highly compensated Employees.  From that group of eligible Employees, the Committee shall select, in its sole discretion, those Employees who may actually participate in this Plan.  Unless otherwise provided by the Board, each Director may participate in this Plan.

2.2                                 Enrollment and Eligibility Requirements; Commencement of Participation.

(a)                                  As a condition to participation, each Director or selected Employee who is eligible to participate in this Plan shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form.  In addition, the Committee shall establish from time to time such other enrollment requirements as it determines are advisable in its sole discretion.  With respect to the First Plan Year, each Director or selected Employee must complete these requirements before July 5, 2004 in order to participate in this Plan for the First Plan Year.  Except as provided in the next sentence, with respect to any Plan Year after the First Plan Year each Director or selected Employee must complete these requirements before the first day of that Plan Year in order to participate in this Plan for that Plan Year; provided that the Committee may, in its sole discretion, establish other deadlines with respect to Election Forms to defer one or more Bonuses payable to any Participant or class of Participants.  A person who first becomes a Director or is otherwise first selected as an Employee eligible to participate in this Plan during a Plan Year must complete these requirements within thirty (30) days after he or she first becomes a Director or is first selected to participate in this Plan, as applicable, in order to participate in this Plan for that Plan Year, and, in such event, such person’s participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to Section 2.2(b) and such person shall not be permitted to defer under this Plan any portion of his or her Base Salary and/or Director Fees that are paid with respect to services performed prior to his or her participation commencement date.  In such circumstances, the Committee may adopt such rules as it, in its sole discretion, determines to be appropriate with respect to the deferral of any Bonus by the person that relates to a period of service which commenced prior to the person’s participation commencement date.

(b)                                 Each Employee or Director who is eligible to participate in this Plan shall commence participation in this Plan on the date that the Committee determines, in its sole discretion, that the Employee or Director has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.  The Committee shall process such Participant’s deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee.  After completing the participation requirements described in this Section 2.2, a Participant shall not, unless otherwise expressly required by the Committee, be required to again complete the enrollment process described in this Section 2.2 in order to participate in this Plan in any subsequent Plan Year; provided that the Committee may require Participants to complete new deferral elections each year and may require a Participant who ceases to make deferrals to this Plan for any period of time to re-enroll pursuant to this Section 2.2.

(c)                                  If an Employee or a Director fails to meet all requirements contained in this Section 2.2 within the period required, that Employee or Director shall not be eligible to participate in this Plan during such Plan Year.

2.3                                 Termination of a Participant’s Eligibility.  If the Committee determines in its sole discretion that an Employee Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or that the inclusion of Directors in this Plan could violate any applicable law or jeopardize the status of this Plan as a plan intended to be  “unfunded” and “maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Committee takes such action, (ii) prevent the

Participant from making future deferral elections, (iii) immediately distribute the Participant’s then vested Account Balance as a Termination Benefit and terminate the Participant’s participation in this Plan, and/or (iv) take such further reasonable action that the Committee deems appropriate in the circumstances.  In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant’s Account Balance shall nevertheless continue to be adjusted pursuant to Section 3.8 until the Participant’s Plan benefits are paid in accordance with the terms of this Plan and, to the maximum extent permitted by law, the Participant shall continue to have the ability to make Measurement Fund elections pursuant to Section 3.8 until such payment occurs.

ARTICLE 3
DEFERRAL COMMITMENTS, COMPANY CONTRIBUTION
AMOUNTS, VESTING, CREDITING, TAXES

3.1                                 Minimum Deferrals.

(a)                                  Annual Deferral Amount.  For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus and/or Director Fees in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Salary and/or Bonus	$5,000 in the aggregate
Director Fees	$0

If an election is made for less than the stated minimum amount, or if no election is made, the amount deferred shall be zero.

(b)                                 Short Plan Year.  Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, or in the case of the First Plan Year of this Plan itself, the minimum Annual Deferral Amount shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2                                 Maximum Deferral.

(a)                                  Annual Deferral Amount.  Subject to Sections 3.2(b) and (c), for each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Bonus and/or Director Fees up to the following maximum percentages for each deferral elected:

Deferral	Maximum Percentage
Base Salary	75%
Bonus	100%
Director Fees	100%

(b)                                 Short Plan Year.  If a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount (i) with respect to Base Salary and Director Fees shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance, and (ii) with respect to Bonus, shall be limited to those amounts deemed eligible for deferral in the sole discretion of the Committee.

(c)                                  Other Maximum Limit.  In no event shall the maximum amount of Base Salary that a Participant may defer to this Plan in any one year exceed (i) the Participant’s total Base Salary, less (ii) the sum of the maximum amount that the Participant could elect to defer to the plan described in Section 401(k) of the Code maintained by the Company or the Participant’s Employer in which the Participant is eligible to participate (if any) for that year plus the amount(s) that the Participant may elect to contribute to any qualified welfare benefit plan of the Company or another Employer for that year for medical, healthcare, insurance, or similar benefits coverage.  The minimum deferral limits of Section 3.1 shall not apply with respect to a Participant for a Plan Year if the amount determined pursuant to the preceding sentence is less than the applicable minimum amount determined in accordance with Section 3.1.

3.3                                 Election to Defer; Effect of Election Form.

(a)                                  First Plan Year.  In connection with a Participant’s commencement of participation in this Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in this Plan, along with such other elections as the Committee deems necessary or desirable under this Plan.  For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2) and accepted by the Committee.

(b)                                 Subsequent Plan Years.  For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under this Plan, shall be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made.  If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

(c)                                  Suspension of Deferral Elections.  Notwithstanding anything else contained herein to the contrary, if a Participant receives a hardship distribution under any plan described in Section 401(k) of the Code maintained by the Company or the Participant’s Employer or any of their respective affiliates, the Participant may not make any deferrals to this Plan during the period required under the hardship distribution rules of the applicable 401(k) plan.  Accordingly, any deferral election under this Plan shall be suspended for such period of time.

3.4                                 Withholding and Crediting of Annual Deferral Amounts.  For each Plan Year, the Base Salary portion of the Participant’s Annual Deferral Amount for that Plan Year shall be withheld from each regularly scheduled Base Salary payroll payment for the Participant in equal amounts, as adjusted from time to time for increases and decreases in the Participant’s Base Salary.  The Bonus and/or Director Fees portion of the Participant’s Annual Deferral Amount for that Plan Year shall be withheld at the time the Participant’s Bonus and/or Director Fees are or otherwise would be paid to the Participant with respect to service in that Plan Year, whether or not this occurs during the Plan Year itself.  Annual Deferral Amounts shall be credited to a Participant’s Deferral Account at the time such amounts would otherwise have been paid to the Participant.  The Committee may, with respect to the First Plan Year and any one or more Plan Years thereafter, establish and announce prior to that Plan Year such other rules regarding the Base Salary, Bonus and/or Director Fees to be covered by deferral elections made with respect to that Plan Year as the Committee may determine to be advisable in its sole discretion.

3.5                                 Company Contribution Amount.

(a)                                  For each Plan Year, an Employer may be required to credit amounts to a Participant’s Company Contribution Account in accordance with employment or other agreements entered into between the Participant and the Employer.  Such amounts shall be credited on the date or dates prescribed by such agreements.

(b)                                 For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant’s Company Contribution Account under this Plan.  The Company Contribution Amount described in this Section 3.5(b), if any, shall be credited on a date or dates to be determined by the Employer making the contribution and, in the absence of such a determination, the date or dates determined by the Committee in its sole discretion.

(c)                                  Any amount credited to a Participant’s Company Contribution Account pursuant to Sections 3.5(a) and/or (b) with respect to a Plan Year shall be the Participant’s Company Contribution Amount for that Plan Year.  The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year.

3.6                                 Crediting of Amounts after Benefit Distribution.  Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant’s vested Account Balance occur prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.3, or (ii) the Company Contribution Amount, would otherwise be credited to the Participant’s Account Balance, such amounts shall not be credited to the Participant’s Account Balance, but shall promptly be paid to the Participant in a manner determined by the Committee in its reasonable discretion.

3.7                                 Vesting.

(a)                                  A Participant shall at all times be 100% vested in his or her Deferral Account.

(b)                                 A Participant shall be vested in his or her Company Contribution Account in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer.  If not addressed in such agreements, a Participant shall vest in his or her Company Contribution Account in accordance with the schedule declared by the Committee in its sole discretion.

3.8                                 Crediting/Debiting of Account Balances.  In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its reasonable discretion, a Participant’s Account Balance shall be adjusted from time to time (and no less frequently than as of each Valuation Date) in accordance with the following rules:

(a)                                  Measurement Funds.  The Committee shall select from time to time certain mutual funds, insurance company separate accounts, indexed rates or other methods (the “Measurement Funds”) for the purpose of crediting or debiting additional amounts to Participants’ Account Balances.  Following a Change in Control, the number and general type(s) of Measurement Funds offered shall not be substantially diminished.  The Committee may, in its sole discretion but subject to the preceding sentence, discontinue, substitute or add a Measurement Fund.  Each such action will take effect not earlier than the first day of the first calendar quarter that begins at least thirty (30) days after the day on which the Committee gives Participants advance written notice of such change, or if necessary to comply with applicable laws, rules or regulations or is otherwise due to circumstances beyond the control of the Company, such other date designated by the Committee in its reasonable discretion.

(b)                                 Election of Measurement Funds.

(i)                                   Participant’s First Plan Year.  A Participant, in connection with his or her initial deferral election in accordance with Section 3.3(a), shall elect, on the Election Form, the manner in which his or her Annual Deferral Amount and/or Company Contribution Amount will be allocated among one or more Measurement Fund(s) (as described in Section 3.8(a)) for purposes of determining the amounts to be credited or debited to his or her Account Balance.  If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant’s Annual Deferral Amount and/or Company Contribution Amount shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee in its reasonable discretion.

(ii)                                  Subsequent Plan Years.  For each succeeding Plan Year, a Participant, in connection with his or her annual deferral election in accordance with Section 3.3(b), may (but is not required to) elect, on the Election Form, the manner in which his or her Annual Deferral Amount and/or Company Contribution Amount for such Plan Year will be allocated among one or more Measurement Fund(s) (as described in Section 3.8(a)) for purposes of determining the amounts to be credited or debited to his or her Account

Balance.  If a Participant does not elect Measurement Funds in accordance with the previous sentence, the Participant’s Annual Deferral Amount and/or Company Contribution Amount for such Plan Year shall automatically be allocated among the Measurement Funds in accordance with the Election Form most recently filed by the Participant and accepted by the Committee; provided that the Committee may, in its sole discretion, provide that such amounts shall automatically be allocated into the lowest-risk Measurement Fund, as determined by the Committee in its reasonable discretion.

(iii)                               Changing Elections.  At any time during a Plan Year, a Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee, to change the portion of his or her Account Balance allocated to each previously elected Measurement Fund; provided, however, the cumulative number of such elections cannot exceed three (3) per calendar quarter.  If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its reasonable discretion, and shall continue thereafter for each subsequent day in which the Participant participates in this Plan, unless changed in accordance with the previous sentence.  The Committee may further limit the number of Measurement Fund changes that a Participant may elect, provided that a Participant shall be entitled to elect such a change not less frequently than quarterly.  The Committee may provide that any change shall not take effect until a date that is not later than the first business day of the calendar quarter following the Committee’s receipt of such an election.

(c)                                  Proportionate Allocation.  In making any election described in Section 3.8(b), the Participant shall specify on the Election Form in increments of one percent (1%), the percentage of his or her Annual Deferral Amount or Company Contribution Amount, or in the case of a reallocation, the percentage of his or her Account Balance, to be allocated to a Measurement Fund.  A Participant’s Measurement Fund elections must total one hundred percent (100%).  The Committee may require that a Participant’s percentage election with respect to any particular Measurement Fund selected by the Participant be no less than ten percent (10%).  Unless otherwise expressly provided by the Committee, a Participant’s Measurement Fund election(s) shall apply on a pro rata basis to each of the Participant’s accounts under this Plan and a Participant may not make separate Measurement Fund elections for his or her Deferral Account and/or Company Contribution Account.

(d)                                 Crediting or Debiting Method.  The performance of each Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves.  A Participant’s Account Balance shall be credited or debited not less frequently than on a quarterly basis based on the performance of each Measurement Fund selected by the Participant for the corresponding period of time (with such credit or debit calculated as though the portion of the Participant’s Account Balance allocated to that Measurement Fund for the applicable period of time had actually be invested in that Measurement Fund for that period of time), such performance being determined by the Committee in its reasonable discretion.

(e)                                  No Actual Investment.  Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant’s election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund.  In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves.  Without limiting the foregoing, a Participant’s Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust.  Each Participant shall at all times remain an unsecured creditor of the Company with respect to his or her Plan benefits.

3.9                                 FICA and Other Taxes.

(a)                                  Annual Deferral Amounts.  For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant’s Employer(s) may, in its or their reasonable discretion, either withhold from that portion of the Participant’s Base Salary and/or Bonus that is not being deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Annual Deferral Amount or reduce the Participant’s Annual Deferral Amount by the amount necessary to satisfy such withholding obligation.

(b)                                 Company Contribution Account.  When a Participant becomes vested in a portion of his or her Company Contribution Account, the Participant’s Employer(s) may, in its or their reasonable discretion, either withhold from that portion of the Participant’s Base Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant’s share of FICA and other employment taxes on such Company Contribution Amount or reduce the vested portion of the Participant’s Company Contribution Account by the amount necessary to satisfy such withholding obligation.

(c)                                  Distributions.  The Participant’s Employer(s), or the trustee of the Trust, may withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the reasonable discretion of the Employer(s) and the trustee of the Trust.

(d)                                 Distributions.  Except as provided above in this Section 3.9, each Participant shall be wholly responsible and liable for all income, employment, and other taxes that may result from compensation deferred under this Plan, the adjustment of Account Balances pursuant to Section 3.8, and the payment of benefits under this Plan.

ARTICLE 4
SCHEDULED DISTRIBUTION, UNFORESEEABLE FINANCIAL EMERGENCIES

4.1                                 Scheduled Distribution.  On each annual Election Form, a Participant may irrevocably elect to receive a Scheduled Distribution for each type of compensation (Base Salary, Bonus and/or Director Fees) deferred pursuant to the Election Form.  Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out during a sixty (60) day period commencing immediately after the first day of any Plan Year designated by the Participant.  The Plan Year designated by the Participant for payment of a Scheduled Distribution may be no earlier than the fourth Plan Year following the Plan Year in which the compensation subject to the Scheduled Distribution Election was actually deferred.  By way of example, if a Scheduled Distribution is elected for Base Salary that is deferred/credited to the Plan during the 2005 Plan Year, the earliest Plan Year that the Participant could elect for a Scheduled Distribution from such Base Salary is 2009 (in which case such Scheduled Distribution would become payable during a sixty (60) day period commencing January 1, 2009).  Each Scheduled Distribution shall be a lump sum payment in an amount that is equal to the portion of Base Salary, Bonus and/or Director Fees that the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.8 on that amount.  Each Scheduled Distribution shall be calculated as of the close of business on or around the date on which such Scheduled Distribution becomes payable, as reasonably determined by the Committee.

4.2                                 Other Benefits Take Precedence Over Scheduled Distributions.  Should a Participant become entitled to the distribution of a benefit under Article 5, 6, 7, 8, or 9, prior to the date on which such Participant’s Scheduled Distribution is payable, any portion of such Participant’s Base Salary, Bonus and/or Director Fees, plus amounts credited or debited thereon, that is subject to a Scheduled Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article.

4.3                                 Withdrawal Payout; Suspensions for Unforeseeable Financial Emergencies.

(a)                                  If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to suspend deferrals of Base Salary, Bonus and Director Fees to the extent deemed necessary by the Committee to satisfy the Unforeseeable Financial Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the suspension.  If suspension of deferrals is not sufficient to satisfy the Participant’s Unforeseeable Financial Emergency, or if suspension of deferrals is not required under applicable law and is reasonably determined by the Committee to not be necessary to preserve the intended tax consequences of this Plan, the Participant may further petition the Committee to receive a partial or full payout from this Plan.  The Participant shall only receive a payout from this Plan to the extent such payout is deemed necessary by the Committee to satisfy the Participant’s Unforeseeable Financial Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution.

(b)                                 The payout shall not exceed the lesser of (i) the Participant’s vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its reasonable discretion, or (ii) the amount necessary to satisfy the Unforeseeable Financial Emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, as determined by the Committee in its reasonable discretion.  Notwithstanding the foregoing, a Participant may not receive a payout from this Plan to the extent that the Unforeseeable Financial Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by suspension of deferrals under this Plan, if the Committee, in its reasonable discretion, determines that suspension is required by applicable law or is otherwise reasonably advisable to preserve the intended tax consequences of this Plan.  A Participant may petition the Committee for a withdrawal pursuant to this Section 4.3 prior to a hardship withdrawal under any plan described in Section 401(k) of the Code.

(c)                                  If the Committee, in its sole discretion, approves a Participant’s petition for suspension, the Participant’s deferrals under this Plan shall be suspended as of the date of such approval.  If the Committee, in its sole discretion, approves a Participant’s petition for payout, the Participant shall receive a payout from this Plan within sixty (60) days of the date of such approval.

ARTICLE 5
CHANGE IN CONTROL TERMINATION BENEFIT

5.1                                 Change in Control Termination Benefit.  A Participant who experiences a Change in Control Termination shall receive, as a Change in Control Termination Benefit, his or her vested Account Balance.

5.2                                 Payment of Change in Control Termination Benefit.   The Change in Control Termination Benefit shall be paid to the Participant in the same form in which such Participant elected to receive his or her Retirement Benefit, regardless of whether the Participant is otherwise eligible to Retire on the date of his or her Change in Control Termination.  The payment of the Participant’s Change in Control Benefit shall be made, or installment payments shall commence, no later than ninety (90) days after the date of the Participant’s Change in Control Termination.  In the event of a lump sum payment, the Participant’s vested Account Balance shall be calculated as of the close of business on or around the last Valuation Date to occur prior to the date of payment of the Participant’s benefit.  Any installment payments shall be calculated and paid in accordance with the Annual Installment Method.  (For purposes of the Change in Control Termination Benefit, the Valuation Date shall not be more than fifteen (15) business days prior to the date such payment is made.  The Committee shall establish a special Valuation Date or dates to the extent, if any, required to satisfy the preceding sentence.)

ARTICLE 6
RETIREMENT BENEFIT

6.1                                 Retirement Benefit.  A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance.

6.2                                 Payment of Retirement Benefit.  A Participant, in connection with his or her commencement of participation in this Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of 5, 10, 15 or 20 years.   Once made, a Participant may not revoke or change any such election, unless otherwise expressly provided by the Committee, in its sole discretion, in the circumstances.  If a Participant does not make any election with respect to the payment of the Retirement Benefit in connection with his or her commencement of participation in this Plan, then such Participant shall be deemed to have elected to receive the Retirement Benefit in a lump sum.  The payment of the Participant’s Retirement Benefit shall be made, or installment payments shall commence, no later than ninety (90) days after the date of the Participant’s Retirement.  In the event of a lump sum payment, the Participant’s vested Account Balance shall be calculated as of the close of business on or around the last Valuation Date to occur prior to the payment of the Participant’s benefit.  Any installment payments shall be calculated and paid in accordance with the Annual Installment Method.

ARTICLE 7
TERMINATION BENEFIT

7.1                                 Termination Benefit.  A Participant who experiences a Termination of Employment shall receive, as a Termination Benefit, his or her vested Account Balance.

7.2                                 Payment of Termination Benefit.  The Termination Benefit shall be paid to the Participant in a lump sum payment on a date selected by the Committee in its sole discretion, provided that such date shall be upon or following the date on which the Participant experiences a Termination of Employment and in no event later than March 1 of the calendar year following the calendar year in which the Participant experiences the Termination of Employment.  The Participant’s vested Account Balance shall be calculated as of the close of business on or around the last Valuation Date to occur prior to the date of payment of the Participant’s benefit.

ARTICLE 8
SHORT-TERM DISABILITY WAIVER, DISABILITY BENEFIT

8.1                                 Short-Term Disability Waiver.

(a)                                  Waiver of Deferral.  If a Participant is both (i) suffering from a Short-Term Disability, and (ii) receiving less than 100 percent of his or her Base Salary or Director Fees during the period of such Short-Term Disability, then such Participant’s deferrals under this Plan shall terminate for the period of time of such Short-Term Disability and reduction of Base Salary or Director Fees.  During such period of time, the Participant shall not be allowed to make any additional deferral elections, but will continue to be eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provision of those Articles.

(b)                           Deferral Following Short-Term Disability.  If a Participant (i) returns to employment, or service as a Director, with an Employer after a Short-Term Disability ceases, and (ii) payment of 100 percent of his or her Base Salary or Director Fees recommences, the Participant’s deferrals shall again commence on a prospective basis effective as of the date that both (i) and (ii) are satisfied if such date occurs in the same Plan Year as the Participant’s deferrals originally terminated in accordance with Section 8.1(a) (based on the Participant’s original deferral election for that Plan Year); otherwise, the Participant (if he or she is still eligible) must make a new deferral election in accordance with Section 3.3 if the Participant wants to elect deferrals under this Plan in any later Plan Year.

8.2                                 Disability Benefit.

(a)                            Disability Benefit.  Upon a Participant’s Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant’s vested Account Balance.

(b)                           Payment of Disability Benefit.  The Disability Benefit shall be paid to the Participant in a lump sum payment on a date selected by the Committee in its sole discretion, provided that such date shall be upon or following the date of the Participant’s Disability and in no event later than March 1 of the calendar year following the calendar year in which the Participant’s Disability occurs.  The Participant’s vested Account Balance shall be calculated as of the close of business on or around the last Valuation Date to occur prior to the date of payment of the Participant’s benefit.

ARTICLE 9
DEATH BENEFIT

9.1                                 Death Benefit.  The Participant’s Beneficiary(ies) shall receive a Death Benefit upon the Participant’s death which will be equal to the Participant’s vested Account Balance.

9.2                                 Payment of Death Benefit.  The Death Benefit shall be paid to the Participant’s Beneficiary(ies) in a lump sum payment on a date selected by the Committee in its sole discretion, provided that such date shall be upon or following the date of the Participant’s death and in no event later than March 1 of the calendar year following the calendar year in which the Participant dies.  The Participant’s vested Account Balance shall be calculated as of the close of business on or around the last Valuation Date to occur prior to the date of payment of the Participant’s benefit.

ARTICLE 10
BENEFICIARIES

10.1                           Beneficiary.  Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under this Plan to a beneficiary upon the death of a Participant.  The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2                           Beneficiary Designation; Change; Spousal Consent.  A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent.  A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time.  If a married Participant wishes to designate a person other than his or her spouse as Beneficiary, the Committee may require (as a condition precedent to the effectiveness of such designation) that such designation be consented to in writing by the spouse.  Upon the dissolution of marriage of a Participant, any designation of the Participant’s former spouse as a Beneficiary shall be treated as though the Participant’s former spouse had predeceased the Participant, unless (i) the Participant executes another Beneficiary designation that complies with this Section 10.2 and that clearly names such former spouse as a Beneficiary, or (ii) a court order presented to the Committee prior to distribution on behalf of the Participant explicitly requires the Participant to continue to maintain the former spouse as the Beneficiary.  In any case in which the Participant’s former spouse is treated under the Participant’s Beneficiary designation as having predeceased the Participant, no heirs or other beneficiaries of the former spouse shall receive benefits from the Plan as a Beneficiary of the Participant except as provided otherwise in the Participant’s Beneficiary designation.  Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled.  The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3                           Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective unless signed by the Participant (and by the Participant’s spouse, to the extent required pursuant to Section 10.2) and until received in writing by the Committee or its designated agent.

10.4                           No Beneficiary Designation.  If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse.  If the Participant has no surviving spouse, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be deemed to be the Participant’s Beneficiary.  In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within ninety (90) days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Participant’s death), then the Participant’s Beneficiary shall be deemed to be the person or persons who can verify by court order that they are legally entitled to receive the benefits specified hereunder.  If a Participant dies and his or her benefits become payable to the Participant’s Beneficiary, but the Beneficiary’s death occurs before such payment can actually be made, payment shall be made to the Beneficiary’s surviving spouse.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Beneficiary’s estate (which shall include either the Beneficiary’s probate estate or living trust) shall be the Beneficiary.  In any case where there is no such personal representative of the Beneficiary’s estate duly appointed and acting in that capacity within ninety (90) days after the Beneficiary’s Death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed one hundred eighty (180) days after the Beneficiary’s Death), then payment shall be made to the person or persons who can verify by court order that they are legally entitled to receive the benefits otherwise payable to the Beneficiary.

10.5                           Doubt as to Beneficiary.  If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its reasonable discretion, to cause the Participant’s Employer to withhold such payments until this matter is resolved to the Committee’s reasonable satisfaction.

10.6                           Discharge of Obligations.  The payment of benefits under this Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant and that Participant’s Plan Agreement.

ARTICLE 11
LEAVE OF ABSENCE

11.1                           Paid Leave of Absence.  If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

11.2                           Unpaid Leave of Absence.  If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, then such Participant’s deferrals under this Plan shall terminate for the period of such leave.  During such period of time, the Participant shall not be allowed to make any additional deferral elections, but will continue to be eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provision of those Articles.  The Participant (if he or she is still eligible) must make a new deferral election in accordance with Section 3.3 if the Participant wants to elect deferrals under this Plan in any later Plan Year.

ARTICLE 12
TERMINATION OF THE PLAN, AMENDMENT OR MODIFICATION

12.1                           Termination of this Plan.  Although each Employer anticipates that it will continue this Plan for an indefinite period of time, there is no guarantee that any Employer will continue this Plan or will not terminate this Plan at any time in the future.  Accordingly, each Employer reserves the right to discontinue its sponsorship of this Plan and/or to terminate this Plan at any time with respect to any or all of its participating Employees and Directors, by action of its board of directors.  Upon the termination of this Plan with respect to any Employer, the vested Account Balances of the affected Participants who are employed by that Employer, or in the service of that Employer as Directors, shall be determined (i) as if they had experienced a Termination of Employment on the date of Plan termination; or (ii) if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination.  Such benefits shall be paid to the Participants as follows:  (i) prior to a Change in Control, if this Plan is terminated with respect to all of its Participants, an Employer shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to an Annual Installment Method of up to five (5) years, with amounts credited and debited during the installment period as provided herein; or (ii) prior to a Change in Control, if this Plan is terminated with respect to less than all of its Participants, an Employer shall be required to pay such benefits in a lump sum; or (iii) after a Change in Control, if this Plan is terminated with respect to some or all of its Participants, the Employer shall be required to pay such benefits in a lump sum.  The termination of this Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under this Plan as of the date of termination; provided however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the vested Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years.

12.2                           Amendment.  Any Employer may, at any time, amend or modify this Plan in whole or in part with respect to that Employer by the action of its board of directors (or its designate); provided, however, that:  (i) no amendment or modification shall be effective to decrease the value of a Participant’s vested Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, nor shall any amendment or modification materially and adversely affect the Participant’s rights to be credited with additional amounts on such vested Account

Balance pursuant to Section 3.8 or otherwise materially and adversely affect the Participant’s rights with respect to such vested Account Balance, and (ii) no amendment or modification of this Section 12.2 shall be effective.  The amendment or modification of this Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under this Plan as of the date of the amendment or modification.  Notwithstanding the foregoing provisions of this Section 12.2, the Employer shall have the right to accelerate installment payments by paying a Participant’s vested Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years than the number of years elected by the Participant.  A change in the Measurement Funds offered under this Plan shall not constitute an amendment or modification that is materially adverse to the Participant’s rights with respect to the Participant’s Account Balance for purposes of the first sentence of this Section 12.2; provided that such a change is consistent with the provisions of Section 3.8(a) applicable upon and following a Change in Control.

12.3                           Plan Agreement.  Despite the provisions of Sections 12.1 and 12.2, if a Participant’s Plan Agreement contains benefits or limitations that are not in this Plan document, the Employer may only amend or terminate such provisions with the written consent of the Participant.

12.4                           Effect of Payment.  The full payment of a Participant’s vested Account Balance under Article 4, 5, 6, 7, 8, or 9, whichever is applicable, of this Plan shall completely discharge all obligations to the Participant and his or her designated Beneficiaries under this Plan and with respect to the Participant’s Plan Agreement.

ARTICLE 13
ADMINISTRATION

13.1                           Committee Duties.  This Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint.  Members of the Committee may be Participants in this Plan.  The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.  When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.  Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself.

13.2                           Committee Authority.  The Committee shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

•                                          To select the Measurement Funds available from time to time;

•                                          To construe and interpret the terms and provisions of this Plan;

•                                          To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries, to determine the time and manner in which such benefits are paid, and to determine the amount of any withholding taxes to be deducted pursuant to Section 3.9;

•                                          To maintain all records that may be necessary for the administration of this Plan;

•                                          To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

•                                          To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

•                                          To administer this Plan’s claims procedures;

•                                          To approve election forms and procedures for use under this Plan; and

•                                          To appoint a plan recordkeeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe.

13.3                           Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

13.4                           Binding Effect of Decisions.  Except as expressly provided in Section 15.6 with respect to an arbitrator’s de novo review of determinations related to claims arising upon or following the occurrence of a Change in Control, the decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

13.5                           Indemnity of Committee.  The members of the Committee shall serve without compensation for their services hereunder.  The Committee is authorized at the expense of the Company to employ such legal counsel and/or Plan recordkeeper as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of this Plan shall be paid by the Company.  All Employers shall, to the fullest extent permitted by law, indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, or any such Employee.

13.6                           Employer Information.  To enable the Committee to perform its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death, Change in Control Termination or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

13.7                           Statements.  Under procedures established by the Committee, a Participant shall be provided a statement on no less than an annual basis with respect to such Participant’s Account as of the last day of the preceding calendar year.

ARTICLE 14
OTHER BENEFITS AND AGREEMENTS

14.1                           Coordination with Other Benefits.  The benefits provided for a Participant and Participant’s Beneficiary under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant’s Employer.  This Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15
CLAIMS PROCEDURES

15.1                           Presentation of Claim.  Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the benefits payable to such Claimant pursuant to this Plan.  If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the Claimant.

15.2                           Notification of Decision.  The Committee shall consider a Claimant’s claim within a reasonable time, but no later than ninety (90) days after receiving the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period.  In no event shall such extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  The Committee shall notify the Claimant in writing:

(a)                                  that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)                                 that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)                                     the specific reason(s) for the denial of the claim, or any part of it;

(ii)                                  specific reference(s) to pertinent provisions of this Plan upon which such denial was based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)                              an explanation of the claim review procedure set forth in Section 15.3; and

(v)                                 a statement of the Claimant’s right to bring an arbitration pursuant to Section 15.6 or, to the extent required by law, a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3                           Review of a Denied Claim.  On or before sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  The Claimant (or the Claimant’s duly authorized representative):

(a)                                  may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(b)                                 may submit written comments or other documents; and/or

(c)                                  may request a hearing, which the Committee, in its sole discretion, may grant.

15.4                           Decision on Review.  The Committee shall render its decision on review promptly, and no later than sixty (60) days after the Committee receives the Claimant’s written request for a review of the denial of the claim.  If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall such extension exceed a period of sixty (60) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination.  In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)                                  specific reasons for the decision;

(b)                                 specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)                                  a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; and

(d)                                 a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a).

15.5                           Pre and Post-Change in Control Procedures.  With respect to claims made prior to the occurrence of a Change in Control, a Claimant’s compliance with the foregoing provisions of this Article 15 is a mandatory prerequisite to a Claimant’s right to commence arbitration pursuant to Section 15.6 with respect to any claim for benefits under this Plan.  With respect to claims made upon and after the occurrence of a Change in Control, the Claimant may proceed directly to arbitration in accordance with Section 15.6 and need not first satisfy the foregoing provisions of this Article 15.

15.6                           Arbitration of Claims.  All claims or controversies arising out of or in connection with this Plan, that the Company or any Employer may have against any Claimant, or that any Claimant may have against the Company or any Employer or against any of their respective officers, directors, employees or agents acting in their capacity as such, shall, subject to the initial review provided for in the foregoing provisions of this Article 15 that are effective with respect to claims brought prior to the occurrence of a Change in Control, be resolved through arbitration as provided in this Section 15.6.  The decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company, each Employer and the Claimant and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  With respect to claims arising upon or following the occurrence of a Change in Control (but not with respect to any determination made by the Committee prior to the Change in Control), the arbitrator shall review de novo any claim previously considered by the Committee pursuant to this Article 15.

All expenses of such arbitration, including the fees and expenses of the counsel for the Claimant, shall be advanced and borne by the Company; provided, however, that if it is finally determined that the Claimant did not commence the arbitration in good faith and had no reasonable basis therefore, the Claimant shall repay to the Company all amounts advanced by the Company to cover the Claimant’s fees and expenses of counsel and shall reimburse the Company for its reasonable legal fees and expenses in connection with the arbitration.

Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered:  (1) in accordance with the then-current Model Employment Arbitration Procedures of the American Arbitration Association (“AAA”) before an arbitrator who is licensed to practice law in the state in which the arbitration is convened; or (2) if locally available, the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), in accordance with the JAMS procedures then in effect.  The party who did not initiate the claim can designate between JAMS or AAA (the “Tribunal”).  The arbitration shall be held in the city in which the Claimant is or was last employed by the Company in the nearest Tribunal office or at a mutually agreeable location.  Pre-hearing and post-hearing procedures may be held by telephone or in person as the arbitrator deems necessary.

The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal (JAMS or AAA) shall then provide the names of nine (9) available arbitrators experienced in business employment matters along with their resumes and fee schedules.  Each party may strike all names on the list it deems unacceptable.  If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains.  The party who did not initiate the claim shall strike first.  If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.

The arbitrator shall interpret this Plan, any applicable Company policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable) of the state in which the claim arose or applicable federal law (any such law to be applicable only to the extent consistent with Section 17.9).  In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company policy, rule or regulation, or this Plan.  The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.

The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Each party shall have the right to take the deposition of one individual and any expert witness(es) designated by another party.  Each party shall also have the opportunity to obtain documents from another party through one request for production of documents.  Additional discovery may be had only when the arbitrator so orders upon a showing of substantial need.  Any disputes regarding depositions, requests for production of documents or other discovery shall be submitted to the arbitrator for determination.

Each party shall have the right to subpoena witnesses and documents for the arbitration hearing by requesting a subpoena from the arbitrator.  Any such request shall be served on all other parties, who shall advise the arbitrator in writing of any objections that the party may have to issuance of the subpoena within ten (10) calendar days of receipt of the request.

At least thirty (30) calendar days before the arbitration, the parties must exchange lists of witnesses, including any expert(s), and copies of all exhibits intended to be used at the arbitration.

ARTICLE 16
THE TRUST

16.1                           Establishment of the Trust.  In order to provide assets from which to fulfill the obligations of the Participants and their beneficiaries under this Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under this Plan, (the “Trust”).

16.2                           Interrelationship of this Plan and the Trust.  The provisions of this Plan and the applicable Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to this Plan.  The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust.  Each Employer shall at all times remain liable to carry out its obligations under this Plan.

16.3                           Distributions From the Trust.  Each Employer’s obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

ARTICLE 17
MISCELLANEOUS

17.1                           Status of Plan.  This Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1).  This Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

17.2                           Unsecured General Creditor.  Each Employer’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Employer to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Employer.  No assets of the Company or any other Employer shall be held under any trust (except as provided in Article 16), or held in any way as collateral security for the fulfilling of the obligations of the Company or other Employer under this Plan.  Any and all of each Employer’s assets shall be, and remain, the general unpledged, unrestricted assets of the Employer.

17.3                           Employer’s Liability.  An Employer’s liability for the payment of benefits shall be defined only by this Plan and the Plan Agreement, as entered into between the Employer and a Participant.  An Employer shall have no obligation to a Participant under this Plan except as expressly provided in this Plan and his or her Plan Agreement.  Each Employer shall be liable for the payment of amounts deferred under this Plan (as adjusted pursuant to Section 3.8) with respect to a Participant to the extent that such amounts would have otherwise been payable to the Participant by that Employer.

17.4                           Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Participant’s Employer may be required to garnish amounts from payments due under this Plan pursuant to applicable law) or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Committee, in its sole discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

17.5                           Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant.  Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement.  Nothing in this Plan or in any Plan Agreement or other document related to this Plan shall constitute such an employment agreement or shall otherwise be deemed to give a Participant the right to be retained in the service of any Employer, either as an Employee or a Director, or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

17.6                           Furnishing Information.  A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of this Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary to obtain or maintain any insurance on the life of the Participant as contemplated by Section 17.17.

17.7                           Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8                           Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9                           Governing Law.  Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

17.10                     Notice.  Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified U.S. mail, postage prepaid, to the address below:

International Rectifier Corporation
Attn: Director, Global Compensation,
Benefits and HR Services
101 N. Sepulveda Avenue
El Segundo, CA 90245
(310) 726-8301

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified U.S. mail, postage prepaid, to the last address of the Participant reflected on the payroll records (or, in the case of a Director, Board records) of the Company.

Any such notice shall be deemed given as of the date of delivery or, if delivery is made by registered or certified U.S. mail, as of the date shown on the postmark on the receipt for registration or certification.  The Company or a Participant may change its address pursuant to the foregoing by furnishing a written notice pursuant to the foregoing to the other, which notice shall include the person’s new address and make specific reference to the importance of the notice.

17.11                     Successors.  The provisions of this Plan shall bind and inure to the benefit of the Participant’s Employer and its successors and assigns and the Participant and the Participant’s Beneficiaries.

17.12                     Spouse’s Interest.  The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

17.13                     Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.14                     Incompetent.  If the Committee determines in its reasonable discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.  The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under this Plan for such payment amount.

17.15                     Court Order.  The Committee is authorized to comply with any court order in any action in which this Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant’s benefits under this Plan.  Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with applicable tax law, including but not limited to guidance issued after the effective date of this Plan.

17.16                     Deduction Limitation on Benefit Payments.  Notwithstanding anything else contained herein to the contrary, if an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan.  Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with Section 3.8, even if such amount is being paid out in installments.  The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Code Section 162(m), or if earlier, upon or promptly following the effective date of a Change in Control.  Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control.

17.17                     Insurance.  The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose.  The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance.  The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

17.18                     Additional Special Rules Regarding Deferred Payment.  Notwithstanding any provision in this Plan to the contrary, if a Participant becomes entitled to benefits under this Plan, the Committee may delay the Participant’s benefit distribution date to a date immediately following a Valuation Date that occurs not later than thirteen (13) months after the date such amount was originally scheduled to be paid to the extent that the Committee reasonably determines that such a later benefit distribution date is reasonably necessary to comply with applicable laws, rules or regulations or is otherwise reasonably advisable to preserve the intended tax consequences of this Plan.

17.19                     Construction Consistent With Applicable Tax Rules.  The Committee shall, to the maximum extent reasonably possible, interpret all provisions of this Plan in a manner that is consistent with all applicable laws, rules and regulations and the intended tax consequences of this Plan (including, without limitation, guidance that may be issued after the effective date of this Plan).

IN WITNESS WHEREOF, the Company has caused the undersigned, its duly authorized officer, to execute this Plan document as of this             day of                           , 2004.

“Company”
International Rectifier Corporation,
a Delaware corporation

By:
Print Name:
Title: